Exhibit 99.1

Jerrold J. Pellizzon	Dan Matsui/Eugene Heller
Chief Financial Officer	Silverman Heller Associates
(714) 549-0421 x-262	(310) 208-2550
E-mail: jpellizzon@ceradyne.com	E-mail: dmatsui@sha-ir.com

CERADYNE, INC. REPORTS FIRST-QUARTER 2004 RESULTS

Sales, Net Income Hit Record Levels

Costa Mesa, Calif.—April 22, 2004—Ceradyne, Inc. (Nasdaq NM: CRDN) reported financial results for the first quarter ended March 31, 2004.

Sales for the first quarter of 2004 increased 91.3% to a record $36.7 million from $19.2 million in the first quarter of 2003. Net income increased 231.5% to a record $5.0 million, or 31 cents per diluted share, from $1.5 million or 11 cents per diluted share, for the year-ago quarter. Fully diluted average shares outstanding for the first quarter of 2004 were 16,295,000 compared to 13,383,000 in the same period in 2003. Average shares outstanding were higher in the first quarter of 2004 compared to the corresponding prior year period due to the follow-on public offering completed in July 2003.

The number of shares outstanding and earnings per share have been adjusted to reflect the three-for-two stock split effective on April 7, 2004.

Gross profit margin increased to 31.8% of net sales in the first quarter of 2004 versus 25.6% of net sales in the first quarter of 2003.

The provision for income tax was 38% for 2004, while for 2003 it was 35%.

New bookings for the quarter were $34.0 million compared to $29.1 million in the first quarter of 2003. Backlog at the end of the quarter was $101.4 million, including $0.9 million of unexercised options, up from approximately $45.6 million, including $1.4 million of unexercised options, at March 31, 2003.

Joel Moskowitz, Ceradyne president and chief executive officer, commented: “Management continues to be optimistic regarding the Company’s immediate and longer term opportunities. We believe that the requirements for high-quality lightweight ceramic body armor will remain strong, at least through the second quarter of 2006. We also believe that lightweight ceramic armor for a wide variety of other applications, particularly ground based vehicles, represent promising areas of growth for Ceradyne.”

“In the short run, we will continue to aggressively pursue the expansion of our military defense business, which will include the development and introduction of new products and significant expansion of our armor manufacturing capacity, including all areas of production,” Moskowitz added. “In the longer run, we plan to pursue diversification through the expansion and introduction of new and improved industrial products, as well as a focused review of potential acquisition candidates.”

Ceradyne will host a conference call today at 8:00 a.m. PDT to discuss its 2004 first quarter results. Investors or other interested parties may listen to the teleconference live via the Internet at www.ceradyne.com or www.FullDisclosure.com. These websites will also host an archive of the teleconference for 30 days. A telephonic playback will also be available for 48 hours beginning at 11:00 a.m. PDT on April 22. The playback can be accessed by calling 800-642-1687 (or 706-645-9291 for international callers) and providing Conference ID 6682725.

Ceradyne develops, manufactures and markets advanced technical ceramic products and components for defense, industrial, automotive/diesel and commercial applications. Additional information about the Company can be found at www.ceradyne.com.

Except for the historical information contained herein, certain matters discussed in this news release constitute forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those projected. The Company may use words such as “anticipates,” “believes,” “plans,” “expects,” “intends,” “future,” and similar expressions to identify forward-looking statements. These risks and uncertainties are described in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2003, as filed with the Securities and Exchange Commission.

Below is a summary of unaudited comparative results. Amounts in thousands except per share data.

	Three Months Ended March 31,
	2004	2003
NET SALES	36,687	19,182
Cost of product sales	25,034	14,265

GROSS PROFIT	11,653	4,917

Operating expenses:
Selling	711	506
General and administrative	2,607	1,636
Research and development	441	471

	3,759	2,613

INCOME FROM OPERATIONS	7,894	2,304
Other income (expense):
Other income	229	32
Interest (expense)	—	(10)

	229	22
INCOME BEFORE PROVISION FOR INCOME TAXES	8,123	2,326
Provision for income taxes	3,111	814

NET INCOME	$5,012	$1,512

Earnings per share, basic	$0.31	$0.12
Earnings per share, diluted	$0.31	$0.11

Avg. shares outstanding, basic	15,940	12,830
Avg. shares outstanding, diluted	16,295	13,383

Condensed Consolidated Balance Sheets (in thousands):

	March 31, 2004	Dec. 31, 2003
Cash and Cash Equivalents	$3,287	$11,462
Short Term Investments	27,893	19,202
Other Current Assets	51,598	44,407
Net Property, Plant and Equipment	31,906	27,625
Other Assets	1,511	1,511

Total Assets	$116,195	$104,207

Current Liabilities	$21,459	$14,552
Deferred Tax Liability	2,878	2,878
Stockholders’ Equity	91,858	86,777

Total Liabilities and Stockholders Equity	$116,195	$104,207

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